CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                            (PURSUANT TO SECTION 242)

     Black Warrior Wireline Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies:

     First: That the written consent of the necessary number of shares required by statute of the stockholders of Black Warrior Wireline Corp. was given pursuant to Section 228 of the General Corporation Law of Delaware, setting forth an amendment to the Certificate of Incorporation of said Corporation as follows:

     "Fourth: The corporation shall be authorized to issue the following shares:

         CLASS               NUMBER OF SHARES                     PAR VALUE
         -----               ----------------                     ---------

         Common                 50,000,000                         $0.0005

     I. Subject to the limitations that may be prescribed in or pursuant to this Article Fourth, the holders of shares of Common Stock shall be entitled to receive, as and when declared by the Board of Directors, out of the assets of the Corporation that are by law available therefor, dividends payable either in cash or in property, including securities of the Corporation.

     II. Except as may otherwise be required by law or as prescribed in or pursuant to this Article Fourth, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him, on all matters voted upon by the stockholders.

     Second: Prompt notice of the taking of the corporate action amending the Certificate of Incorporation in the manner set forth above is being given to the stockholders who had not previously consented in writing, as provided by Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by William Jenkins, its President, and attested by Fred Miller, its Assistant Secretary, this 7th day of May, 1990.

Attest:                                           Black Warrior Wireline Corp.

  /s/ Fred Miller                     By:  /s/ William Jenkins
----------------------------             ---------------------------------------
Fred Miller, Assistant Secretary                     William Jenkins, President